EXHIBIT 10.19

ESCROW AND SUBORDINATION AGREEMENT

This Agreement, dated October __, 2008, is entered into by and between Millennium Group Worldwide Incorporated (the “Company”), Miami Escrow Services, Inc. (the “Escrow Agent”), as well as the following individuals: Julius Jackson, Sr., Newall J. Daughtrey, Timothy M. Lane, Richard Corrigan, Joseph Krall, Ronald Avery, Charles H. Perkins, Mary White, Patricia J. Braynon, Robert Curbelo, Ronald J. Hoston, Joseph Johnson, Jr., Thomas S. Kornegay, Dr. W. David Lee, Gordon G. Murdock and Carl N. Duncan (the “Shareholders”).

The Company has filed a registration application (File No. 59415) with the Ohio Division of Securities (the “Division”), 77 South High Street – 2nd Floor, Columbus, Ohio 43215 - 6131 pursuant to Administrative Code Sections 1301:6-3-09(C) and 1301:6-3-091(E) as well as Revised Code Sections 1707.01(Q)and 1707-09(E). As a condition for the approval of the registration application by the Division, Shareholders have agreed to escrow certain shares subject to the terms of this Agreement. The terms of this Agreement commence upon being declared effective concurrently in Ohio, other states where qualified and with the SEC.

Therefore, Shareholders have deposited with the Escrow Agent certificates evidencing ___________ shares of Millennium Group Worldwide Incorporated stock and the Escrow Agent acknowledges receipt thereof. See Exhibit A, incorporated in and a part of this Agreement, which details the Escrowed Shares.

Therefore, with respect to the Escrowed Shares provided the Escrow Agent, the Shareholders, the Company and the Escrow Agent agree as follows:

1.	The Escrowed Share certificates shall bear the following legend:

“These shares are subject to certain restrictions, including escrow and subordination, and may not be transferred without compliance with the Escrow and Subordination Agreement, dated September __, 2008. This legend may be removed only if the shares are released from escrow by the terms of the Agreement.”

2.	The Escrowed Shares shall not be assigned, sold, hypothecated, pledged, transferred, or otherwise disposed (except by will, descent, or operation of law) until released from escrow.

3.

Except as otherwise provided by this Agreement, any dividend, cash, stock, or property paid or issued with respect to the Escrowed Shares and any dividend, cash, stock or property paid or issued with respect to the Escrowed Shares by reason of any exchange of shares, merger, consolidation, recapitalization, reorganization or similar business combination shall be paid over to the Escrow Agent unless otherwise specifically provided in this Agreement.

4.

In the event the Company makes a distribution to its shareholders in connection with the liquidation, dissolution, bankruptcy, receivership, or sale of all or substantially all of the Company assets, then before any distribution is made to Escrowed Shares, the Company shall make a ratable distribution to all non-escrowed shares in an amount up to $______ (Public Offering Price) per share. Any remaining proceeds shall be distributed ratably to all shares, including those held in escrow. If the distribution consists of shares of other non-cash items, the fair market value of the shares or other non-cash items shall be valued by an independent appraiser, with regard to shares subject to this Agreement.

5.

In the case of a tender offer to purchase all or substantially all of the Company’s outstanding shares, or a merger, consolidation, or reorganization into an unaffiliated entity, the Escrowed Shares shall be released from escrow and returned to the Shareholders and this Agreement shall be terminated if the majority of the non-escrowed shares (excluding all shares owned or controlled directly or indirectly by any officer, director, or person subject to this Agreement) are voted in favor of such tender offer, merger, consolidation, or reorganization. The Escrow Agent may rely on written directions from the Company without further investigation by the Escrow Agent.

6.	Other than as specified by this Agreement, the Shareholder shall have all beneficial rights of ownership of the Escrowed Shares, including the right to vote the Escrowed Shares for all purposes.

7.

All calculations used in this Agreement shall be adjusted should the Company make a share dividend or distribution of shares, have a stock split, have a reverse stock split, or otherwise reclassify its shares. Escrow Agent may rely on the computations prepared by the Company without further investigation.

8.	All Escrowed Shares shall be released by the Escrow Agent and this Agreement shall be terminated when:

a.

The Company has provided to the Escrow Agent and the Ohio Commissioner of Securities audited financial statements (per United States Generally Accepted Accounting Principles consistently applied and signed by a Certified Public Accountant) showing fully-diluted net earnings, after taxes and exclusive of extraordinary items, for a period of four consecutive quarters of at least $0.36per share (3% of Public Offering Price) or for each of two consecutive periods of four consecutive quarters of at least $0.18 per share (1.5% of Public Offering Price); and

b

. The Escrow Agent has not received written objection from the Commissioner of Securities within thirty days of Escrow Agent’s receipt of such audited financial statements by the Commissioner of Securities as confirmed by the Company

	c	. Escrow Agent may rely on written certification of the Company as to the satisfaction of the foregoing.

9.

If the Escrowed Shares are not released pursuant to the terms of paragraph (8) above, then twenty-five per cent of the total amount of shares originally escrowed shall be released automatically on each of the fifth, sixth, seventh, and eighth anniversaries of the effective date of the registration (File No. 59415) in Ohio as stated in the Division Order granting effectiveness. This Agreement shall also terminate on the eigth (8th) anniversary of the registration (File No. 59415). Shares. In coordination with the Transfer Agent, shall be released ratably to all shareholders subject to this Agreement.

10.	Any cash dividends paid on Escrowed Shares and held by the Escrow Agent pursuant to paragraph (3) shall be released upon termination of this Agreement.

11.

Other than as specified by this Agreement, the Escrow Shares shall be released if the offering has been terminated and (i) no securities were sold in Ohio and Pennsylvania, or (ii) all proceeds from the sale in those states of any securities thereto were returned to prospective investors. Escrow Agent may rely on written certification of the Company as to the satisfaction of the foregoing

12.

In performing any of its duties, the Escrow Agent shall not incur any liability for any damages, losses, or expenses, except for willful default or negligence. It shall not incur any liability with respect to any action taken or omitted in good faith upon advice of counsel or counsel for the Company given with respect to the duties and responsibilities of the Escrow Agent under this Escrow Agreement. The Escrow Agent may in good faith rely on the truth and accuracy of any information signed and submitted by proper persons which conforms with the provisions of this Agreement.

13.

The Company and the Shareholders jointly and severally agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, liabilities and expenses, including reasonable costs of investigation, counsel fees and disbursements, which may be imposed upon or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent.

14.	The Escrow Agent’s fees for serving as Escrow Agent under this Agreement shall be paid by the Company.

15.	This Escrow Agreement may be executed in any number of counterparts with the same force and effect as if all parties had signed the same document.

16.

All notices, requests, instructions or other communications required or permitted to be given under this Agreement shall be given in writing and delivered by Certified Mail or hand-delivered to all parties to this Agreement and to the Commissioner of the Ohio Division of Securities.

17.

If the Escrow Agent is unable to perform its duties, a new escrow agent shall be appointed, a new Escrow and Subordination Agreement (identical in all respects to this Agreement) shall be entered into, and notice shall be given to the Division. The Escrow Agent must be satisfactory to the Division.

19.	Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed That the duties of the Escrow Agent are purely ministerial in nature, and that:

	a.	The Escrow Agent shall notify the Company of the notices it may receive from the parties to this Agreement.

	b.	The Escrow Agent shall be under no duty or responsibility to enforce the provisions of this Agreement, except to the extent a specific duty is imposed on the Escrow Agent.

c.

The Escrow Agent shall be entitled to rely upon the accuracy, act in reliance upon the contents, and assume the genuineness of any notice, instruction, certificate, signature, Instrument or other document which is given to the Escrow Agent pursuant to this Agreement without the necessity of the Escrow Agent verifying the truth or accuracy thereof The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions or to execute any such certificate, instrument or other document.

d.

If the Escrow Agent is uncertain as to its duties or rights hereunder or shall receive instructions which conflict either with other instructions received by it or with any provision of this Agreement, it shall be entitled to hold the Shares pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its sole option, may deposit the Shares (and any Escrowed amounts that thereafter become part of the fund) with the Clerk of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon the deposit by the Escrow Agent of the Shares with the Clerk of any court, the Escrow Agent shall be relieved of all further obligations and released from all liability hereunder.

e.

The Escrow Agent shall not be liable for any action taken or omitted hereunder, or for the misconduct of any employee, agent or attorney appointed by it, except in the case of willful misconduct or gross negligence. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

19.

Amendment; Resignation. This Agreement may be altered or amended only with the written consent of the Company and the Escrow Agent. The Escrow Agent may resign for any reason upon three (3) business days’ written notice to the Company. Should the Escrow Agent resign as herein provided, it shall not be required to perform any duties under this Agreement. Successor escrow agent shall have been appointed and written notice thereof (including the name and address of such successor escrow agent) shall have been given to the resigning Escrow Agent by the Company and such successor Escrow Agent, then the resigning Escrow Agent shall deliver over to the successor escrow agent the Shares, less any portion thereof previously delivered in accordance with this Agreement; or

(b) if the resigning Escrow Agent shall not have received written notice signed by the Company and a successor escrow agent, then the resigning Escrow Agent shall promptly refund the amount in the Fund to each prospective purchaser, without interest thereon or deduction therefrom, and the resigning Escrow Agent shall promptly notify the Company In writing of its liquidation and distribution of the fund; whereupon, in either case, the Escrow Agent shall be relived of all further obligations and released from all liability under this Agreement. Without limiting the provisions of Section 8 hereof, the resigning Escrow Agent shall be entitled to be reimbursed by the Company for any expenses incurred in connection with its resignation, transfer of the Fund to a successor escrow agent or distribution of the fund pursuant to this Section.

20.

Fees and Expenses. The Escrow Agent shall be entitled to the reasonable fees. In addition, the Company agrees to reimburse the Escrow Agent for any reasonable expenses incurred in connection with this Agreement, including, but not limited to, reasonable counsel fees.

21.	Indemnification and Contribution.

a.

The Company referred to as the “Indemnitor” agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the indemnitees.

b.

If the indemnification provided for in this Section is applicable, but for reason is held to be unavailable, the Indemnitor shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnities for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitor.

	c.	The provisions of this Article _____ shall survive any termination of this Agreement, whether by disbursement of the Shares, resignation of the Escrow Agent or otherwise.

22.

Governing Law and Assignment. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida and shall be binding upon the parties hereto and their respective successors and assigns.

23.

Notices. All notices required to be given in connection with this Agreement shall be sent by registered or certified mail, return receipt requested, or by hand delivery with receipt acknowledged, or by the Express Mail service offered by the United States Post Office, and addressed, to the respective address set forth on the Exhibit “A”. The Sharesholders designate_____________________ to receive notice on their behalf. Upon their notice to __________________________ shall be conclusive as to each Shareholder required to receive such notice.

24.

Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons of circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

25.

Execution in Several Counterparts. This Agreement may not be executed in several counterparts or by separate instruments, all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

26.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

27.

This Agreement sets forth the entire understanding of the parties hereto with respect to the operations contemplated hereby and may not be amended except by a written instrument executed by the parties hereto and consented to by the Commissioner of the Ohio Division of Securities.

28.	This Agreement shall be governed by and construed and interpreted in accordance with the laws of Florida.

/s/	/s/

Millennium Group Worldwide, Incorporated__ Miami Escrow Services, Inc

/s/	/s/

Carl. N Duncan/ Date_______________	Julius Jackson. Sr./ Date__________

/s/	/s/

Newall J. Daughtrey/ Date___________	Timothy M. Lane/ Date____________

/s/	/s/

Richard Corrigan/ Date______________	Joseph Krall/ Date_______________

/s/	/s/

Ronald Avery/ Date________________	Charles H. Perkins/ Date__________

/s/	/s/

Mary White/ Date__________________	Patricia J. Braynon/ Date__________

/s/	/s/

Robert Curbelo/ Date_______________	Ronald J. Hoston/ Date___________

/s/	/s/

Joseph Johnson, Jr./ Date____________	Thomas S. Kornegay/ Date________

/s/	/s/

Dr. W. David Lee/ Date_____________	Gordon G. Murdock/ Date_________

ESCROW AND SUBORDINATION AGREEMENT

EXHIBIT A

Shareholder Name and Address	# of Shares Escrowed

Carl N. Duncan, Esq. 5718 Tanglewood Drive Bethesda, Maryland 20817	31,250

Julius Jackson, Sr. 1832 N.W. 193 St. Miami, FL. 33056	709,805

Newall J. Daughtrey 120 N.E. 71st Street Miami, FL 33138	N/A

Timothy M. Lane 322 Harbour Dr. Apt. 204-D Naples, FL 34103	N/A

Richard Corrigan 334 East Lake Road-Apt. 199 Palm Harbor, FL 34685	39,063

Joseph Krall 2807 N 10th Street St. Augustine, FL. 32084	N/A

Ronald Avery 2807 N 10th Street St. Augustine, FL. 32084	250,000

Charles H. Perkins 19500 N.W. 39th Ave Miami, FL. 33054	610,625

Mary White 57 Bay Point Dr. Ormond Beach, 32137	562,500

Patricia J. Braynon 1701 N.W. 191 Street Miami Gardens FL, 33056-3338	3,125

Robert Curbelo 6245 S.W. 85 Avenue South Miami, FL 33143	15,625

Ronald J. Hoston 120 St Bridgets Dr. Rochester, NY 14605	N/A

Joseph Johnson, Jr. 2865 Duke of Gloucester East Point GA 30344	7,031

Thomas S. Kornegay 2133 Wintermere Pointe Drive Winter Garden, FL 34787	9,766

Dr. W. David Lee P.O. Box 3564 Woodbridge, CT 06525	328,125

Gordon G. Murdock 13548 Chase Lane Doswell, VA 23047	117,188

Julius Jackson Jr. Family Trust 1832 NW 193 St. Miami, FL 33056	1,687,500

TOTAL	4,371,603

Company Name and Address Millennium Group Worldwide Incorporated Attn: Julius Jackson, President 2825 N. 10th Street St. Augustine, Florida 32084

Escrow Agent Name and Address Miami Escrow Services, Inc. Attn: Mark Lipsitt 1800 N.E. 114th Street—Suite 2202 Miami, Florida 33181